Player’s Network Subsidiary awarded Medical Marijuana Licenses

Green Leaf Farms Holdings, LLC has met all requirements to immediately commence cultivation and production operations

LAS VEGAS (May 30, 2017) Player’s Network, Inc. (OTCQB: PNTV), a diversified company operating in media and cannabis markets, today announces the award of its medical marijuana licenses that allow the Company to commence operations in its 27,000-square-foot facility in North Las Vegas.

This corporate milestone allows the Company to cultivate an unlimited plant count and produce extractions and edibles to be distributed to the Nevada market. The first phase consists of activating the core processes necessary to commence cultivation and production operations. Green Leaf intends to begin planting this week under its Cultivation License. Initial products it intends to take to market will likely be rosin and cold-water hash products from the Company’s production lab which will begin generating revenues for the company as soon as products can be produced and tested as required by the state.

PNTV CEO Mark Bradley said, “This has been a long journey through the mountains of paperwork and regulatory requirements to become fully compliant. Now we can finally put our plan into place and focus on developing amazing brands within the MMJ industry. Our facility looks amazing and we’re proud of the hard work that has gotten us to this point. I believe when we are fully built out that it will be one of the leading facilities in the world. We couldn’t have done this without the support of our shareholders, so a big thanks to everyone who believed in us.”

Our Director, Brett Pojunis added, “The excitement in our Company is absolutely contagious! We are thrilled to finally start generating significant revenues. We have a large shareholder base and getting fully operational has been a major milestone to measure our success. We feel the market will respond well just as it has with other public companies that have made similar progress.”

About Player’s Network, Inc. (PNTV)

Player’s Network is a diversified company operating in media and cannabis markets. PNTV owns approximately 85% of Green Leaf Farms Holdings, LLC (Green Leaf Farms), which holds cultivation and production license(s) awarded by the state of Nevada. The cultivation license enables Green Leaf Farms to grow marijuana and the production license enables them to create extracts which are used for cartridges, oils and edibles. WeedTV.com is developing the ultimate resource for the marijuana lifestyle within our media operations.

For more information please visit www.PlayersNetwork.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.

Investor Inquiries:

Brett H. Pojunis, Director

Email: ir@playersnetwork.com

Office: 702.840.3272

Media Inquiries:

Lisa Mayo-DeRiso

Email: lderiso@playersnetwork.com

Office: 702.576.2659

Communications Contact:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com